Thoratec Reports 37 Percent Increase in Annual Revenues From Continuing Operations

Fiscal 2010 GAAP Net Income Per Diluted Share of $0.99

Fiscal 2010 Non-GAAP Net Income Per Diluted Share of $1.23

PLEASANTON, Calif., Jan. 27, 2011 /PRNewswire/ -- Thoratec Corporation (Nasdaq: THOR), a world leader in device-based mechanical circulatory support therapies to save, support and restore failing hearts, said today that revenues from continuing operations in fiscal 2010 increased 37 percent over those in fiscal 2009.

Results from continuing operations for both the full year and fourth quarter of fiscal 2010 and 2009 exclude contributions from the company’s International Technidyne Corporation (ITC) Division. Thoratec completed the divestiture of ITC in November 2010.

For the year ended January 1, 2011, revenues were $383.0 million versus $280.0 million in the prior year. Revenues for the fourth quarter of fiscal 2010 were $97.6 million, an increase of 20 percent over revenues of $81.0 million in the fourth quarter of fiscal 2009.

Net income on a GAAP basis in fiscal 2010 was $59.0 million, or $0.99 per diluted share, versus GAAP net income of $28.9 million, or $0.50 per diluted share, in fiscal 2009. Non-GAAP net income, which is described later in this press release, was $79.8 million, or $1.23 per diluted share, in fiscal 2010, versus non-GAAP net income of $53.8 million, or $0.86 per diluted share, in fiscal 2009.

“This past year was marked by many successes, including FDA approval and launch of the HeartMate II® LVAS (Left Ventricular Assist System) for the Destination Therapy (DT) indication, continued improvements in clinical data in both the Bridge-to-Transplantation (BTT) and DT patient populations, and an impressive financial performance.  We have also implemented a broad range of initiatives designed to further develop the market and advance our leadership position,” said Gary F. Burbach, president and chief executive officer.

“Our financial performance for the year was driven by strong continued adoption of the HeartMate II for DT and BTT in both North America and Europe, and we realized solid operating leverage as evidenced by our earnings growth,” he noted.

The company indicated that it ended 2010 with 254 HeartMate II centers globally, an increase of 43 centers during the year, with 211 centers worldwide now utilizing its new HeartMate peripherals, which are providing important quality of life benefits to patients and generating incremental revenue growth. In addition, there are now 90 centers with CMS (Centers for Medicare and Medicaid Services) certification for reimbursement for DT.

“As we begin 2011, we have a solid foundation upon which to build our business, and with our market development initiatives to drive referrals from cardiologists, facilitate center expansion, increase our international presence and realize continued improvements in patient outcomes, we are optimistic about our ability to achieve significant long-term growth,” Burbach commented.

“Additionally,” Burbach continued, “we have an active product pipeline that includes the continued evolution of the HeartMate II, the development of our next-generation pumps—HeartMate III, HeartMate X and PHP (Percutaneous Heart Pump)—and the introduction of cross-platform breakthrough technologies designed to enhance the HeartMate II, as well as future pump platforms. We believe these market-leading innovations will drive broader adoption of our offerings and enable us to serve an expanded patient population, while resulting in improved patient outcomes and quality of life, less invasive procedures and reduced cost of care,” he said.

FINANCIAL HIGHLIGHTS

Thoratec reported revenues of $383.0 million in 2010 versus revenues of $280.0 million in 2009. The HeartMate product line accounted for $333.1 million in revenues, a 45 percent increase over sales of $229.8 million a year ago. The Thoratec® product line, which includes the PVAD and IVAD, accounted for sales of $29.5 million, a 15 percent decline versus revenues of $34.8 million a year ago. CentriMag® Blood Pump sales in 2010 were $17.7 million, an increase of 41 percent compared to sales of $12.6 million in 2009. The balance of the company’s revenues reflects contribution from its graft business. In 2010, pump sales accounted for $264.3 million, an increase of 29 percent over revenues of $204.6 million a year ago, while non-pump sales accounted for $116.0 million, an increase of 60 percent versus revenue of $72.6 million a year ago. Revenues in North America were $324.3 million, an increase of 38 percent over revenues of $234.2 million a year ago. International revenues in 2010 were $58.7 million, an increase of 28 percent compared to sales of $45.8 million in 2009. Foreign exchange rate fluctuations in 2010 had a $1.4 million unfavorable impact on revenues compared to 2009.

GAAP gross margin in 2010 was 67.7 percent versus 65.9 percent a year ago. Non-GAAP gross margin, which is described later in this press release, was 68.0 percent versus 66.2 percent in 2009. The year-over-year increase in gross margin was due to increased volume and the roll-out of our external peripherals, as well as lower inventory reserves driven by the $6.9 million of HeartMate XVE reserves recorded in 2009.  These benefits were in part offset by increased warranty costs and pump to non-pump mix.

Operating expenses on a GAAP basis in 2010 were $157.8 million versus $134.6 million a year ago. On a non-GAAP basis, operating expenses in 2010 were $136.7 million versus $103.3 million in 2009. Operating expenses on a non-GAAP basis are described later in this press release. The year-over-year increase in operating expenses was due primarily to spending on product and market development initiatives, including sales force expansion and the addition of research and development personnel, as well as the PHP acquisition, which occurred in the first quarter of 2010.

On a GAAP basis, other expense was $8.9 million in 2010 versus other expense of $7.2 million in 2009. On a non-GAAP basis, other expense totaled $672,000 versus other income of $442,000 a year ago. Other income and expense on a non-GAAP basis is described later in this press release.

The company’s GAAP effective tax rate in 2010 was 36.2 percent versus 32.1 percent in 2009. The non-GAAP tax rate, which is described later in this press release, was 35.2 percent in 2010 compared with 34.9 percent in 2009. The increase in the GAAP and non-GAAP effective tax rates was due to higher pre-tax income and return to provision adjustments.

Cash and investments at the end of 2010 were $469.5 million versus $331.6 million at the end of 2009.  The cash balance at the end of fiscal 2010 includes proceeds of $55.0 million from the sale of ITC.

GUIDANCE FOR FISCAL 2011

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. For a more detailed discussion of forward-looking statements, please see additional information below.

The company expects revenues will be in the range of $410-$425 million, driven by revenue growth of 10-15 percent for the HeartMate product line. Revenues for other product categories, including the Thoratec line, CentriMag and grafts, are in aggregate expected to decline by approximately 10 percent versus 2010 to approximately $45 million.

Gross margins on a GAAP basis are expected to be approximately 67.5 percent and on a non-GAAP basis gross margins are expected to be approximately 68 percent.

GAAP operating expenses are expected to increase approximately 11 to 12 percent over 2010, while non-GAAP operating expenses are expected to increase approximately 10 percent versus 2010. The projected growth in operating expenses is due primarily to investments in our technology platforms and market expansion activities.

GAAP net income per diluted share is expected to be in the range of $1.02 to $1.12 and non-GAAP net income per diluted share in 2011 is expected to be in the range of $1.35 to $1.45.

CONFERENCE CALL/WEBCAST INFORMATION

Thoratec will hold a conference call to discuss its financial results and operating activities for all interested parties at 1:30 p.m., Pacific Standard Time, (4:30 p.m., Eastern Standard Time) today. The teleconference can be accessed by calling (719) 457-2728, passcode 5849363. Please dial in 10-15 minutes prior to the beginning of the call. The webcast will be available via the Internet at http://www.thoratec.com. A replay of the conference call will be available through Thursday, February 3, via http://www.thoratec.com or by telephone at (719) 457-0820, passcode 5849363.

GAAP TO NON-GAAP RECONCILIATION

Thoratec management evaluates and makes operating decisions using various measures. These measures are generally based on revenues generated by its products and certain costs of producing those revenues, such as costs of product sales, research and development and selling, general and administrative expenses. We use the following measures, which are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”): non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income and expense,  non-GAAP tax rate, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP shares used to compute diluted net income per share. These are non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. These non-GAAP financial measures are calculated by excluding certain GAAP financial items that we believe have less significance to the day-to-day operation of our business.  The company has outlined below the type and scope of these exclusions and the limitations on the use of the non-GAAP financial measures as a result of these exclusions.

Management uses these non-GAAP financial measures for financial and operational decision making, including in the determination of employee annual cash incentive compensation, as a means to evaluate period-to-period comparisons, as well as comparisons to our competitors’ operating results.  Management also uses this information internally for forecasting and budgeting, as it believes that the measures are indicative of Thoratec core operating results.  Management also believes that non-GAAP financial measures provide useful supplemental information to management and investors regarding the performance of the company’s business operations, provide a greater transparency with respect to key metrics used by management in its decision making, facilitate comparisons of results for current periods and guidance for future periods with our historical operating results, and assist in analyzing future trends.

Non-GAAP net income consists of GAAP net income, excluding, as applicable, the tax effected impact of share-based compensation expense, amortization of purchased intangibles, expenses associated with the retrospective adoption of the accounting for convertible debt instruments that may be settled in cash upon conversion, including partial settlements in accordance with Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 470-20, Debt, HeartWare transaction costs and unrealized losses on the equity conversion option included in the HeartWare loan agreement.

Non-GAAP net income per diluted share is defined as non-GAAP net income divided by the weighted average number of shares on a fully-diluted basis.

Non-GAAP shares used to compute diluted net income per share consists of GAAP shares used to compute diluted net income per share adjusted for any inclusions made in conjunction with dilutive impact of Thoratec’s convertible debt instruments and any exclusions made in conjunction with the application of the two-class method for calculating net income per share.

Non-GAAP gross profit and gross margin consist of GAAP gross profit and gross margin excluding share-based compensation expense.

Non-GAAP operating expenses consist of GAAP operating expenses excluding share-based compensation expense, amortization of purchased intangibles, and HeartWare transaction costs.

Non-GAAP other income and expense consists of GAAP other income and expenses excluding expenses related to the accounting for convertible debt instruments that may be settled in cash upon conversion, including partial settlements, in accordance with ASC 470-20, Debt and unrealized gains on the equity conversion option included in the HeartWare loan agreement.

Non-GAAP tax expense consists of the GAAP tax expense adjusted for the tax effect of the adjustments from GAAP net income to non-GAAP net income.

Management believes that it is useful in measuring Thoratec’s operations to exclude amortization of intangibles.  These costs are primarily fixed at the time of an acquisition and, unlike other fixed costs that result from ordinary operations, are the result of infrequent and irregular events.

Because of varying valuation methodologies, subjective assumptions and the variety of award types that companies can use, Thoratec management believes that providing non-GAAP financial measures that exclude share-based compensation allows investors to compare Thoratec’s recurring core business operating results to those of other companies and over multiple periods.  The exclusion also enhances investors’ ability to review Thoratec’s business from the same perspective as Thoratec management, which believes that share-based compensation expense is not directly attributable to the underlying performance of the company’s business operations.

Due to the subjective assumptions used to develop non-cash interest expense related to the accounting for convertible debt instruments that may be settled in cash upon conversion, including partial settlements, in accordance with ASC 470-20, Debt, Thoratec management believes that providing non-GAAP financial measures that exclude such expense allows investors to compare Thoratec’s recurring core business operating results to those of other companies and over multiple periods.  The exclusion also enhances investors’ ability to review Thoratec’s business from the same perspective as Thoratec management.

To enable investors to compare Thoratec’s recurring core business operating results to those of other companies and over multiple periods, Thoratec has excluded the HeartWare transaction costs as they are non-recurring in nature.

There are a number of limitations related to the use of non-GAAP financial measures.  First, non-GAAP financial measures exclude some costs, namely share-based compensation, that are recurring expenses.  Second, share-based compensation is part of an employee’s compensation package and as such may be useful for investors to consider.  Third, the components of costs that we exclude in our non-GAAP financial measures calculations may differ from components that our peer companies exclude when they report their results from operations.

Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP. However, these measures may provide additional insight into Thoratec’s financial results. Investors and potential investors are strongly encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results and not to rely on any single financial measure to evaluate our business.

The reconciliations of the forward looking non-GAAP financial measures to the most directly comparable GAAP financial measures in the tables below include all information reasonably available to Thoratec at the date of this press release.  These tables include adjustments that we can reasonably predict.  Events that could cause the reconciliation to change include acquisitions and divestitures of business, goodwill and other asset impairments and sales of marketable equity securities.

The following table includes the GAAP income statement for continuing operations for the three and twelve month periods ending 2010 and 2009:

THORATEC CORPORATION
Condensed Consolidated Statements of Continuing Operations
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Product sales	$ 97,607	$ 81,003	$ 382,973	$ 279,968
Cost of product sales	32,938	28,528	123,709	95,555
Gross profit	64,669	52,475	259,264	184,413
Operating expenses:
Selling, general and administrative	25,212	19,454	89,222	82,079
Research and development	14,696	11,038	58,831	42,743
Amortization of purchased intangible assets	2,446	2,393	9,772	9,834
Total operating expenses	42,354	32,885	157,825	134,656
Income from operations	22,315	19,590	101,439	49,757
Other income and (expense):
Interest expense	(3,047)	(3,140)	(12,327)	(12,307)
Interest income and other	1,174	(4,158)	5,435	5,146
Impairment on strategic investment	57	-	(2,000)	-
Income before income taxes	20,499	12,292	92,547	42,596
Income tax expense	(7,875)	(4,219)	(33,542)	(13,691)

Net income from continuing operations	$ 12,624	$ 8,073	$ 59,005	$ 28,905

Net income per share from continuing operations
Basic	$ 0.22	$ 0.14	$ 1.02	$ 0.51
Diluted	$ 0.21	$ 0.14	$ 0.99	$ 0.50

Shares used to compute net income per share from continuing operations:
Basic	58,257	56,300	57,670	55,910
Diluted	59,298	57,750	59,071	57,322

The following table presents our quarterly and full year revenues from continuing operations by source for fiscal 2010 and fiscal 2009:

THORATEC CORPORATION
Quarterly Revenue Analysis from Continuing Operations
(Unaudited)
(in millions)

	Three Months Ended				Twelve Months Ended
	April 3, 2010	July 3, 2010	October 2, 2010	January 1, 2011	January 1, 2011

Revenue by Product Line
HeartMate	$ 86.1	$ 82.5	$ 80.6	$ 83.9	$ 333.1
PVAD & IVAD	8.8	7.3	6.2	7.2	29.5
CentriMag	3.7	4.6	3.7	5.7	17.7
Other	0.7	0.7	0.5	0.8	2.7
Total	$ 99.3	$ 95.1	$ 91.0	$ 97.6	$ 383.0

Revenue by Category
Pump	$ 69.5	$ 64.4	$ 62.6	$ 67.8	$ 264.3
Non-Pump	29.1	30.0	27.9	29.0	116.0
Other	0.7	0.7	0.5	0.8	2.7
Total	$ 99.3	$ 95.1	$ 91.0	$ 97.6	$ 383.0

Revenue by Geography
North America	$ 84.0	$ 81.9	$ 78.5	$ 79.9	$ 324.3
International	15.3	13.2	12.5	17.7	58.7
Total	$ 99.3	$ 95.1	$ 91.0	$ 97.6	$ 383.0

	Three Months Ended				Twelve Months Ended
	April 4, 2009	July 4, 2009	October 3, 2009	January 2, 2010	January 2, 2010

Revenue by Product Line
HeartMate	$ 51.8	$ 57.1	$ 54.1	$ 66.8	$ 229.8
PVAD & IVAD	9.5	8.4	7.9	9.0	34.8
CentriMag	2.6	3.1	2.5	4.4	12.6
Other	0.7	0.6	0.7	0.8	2.8
Total	$ 64.6	$ 69.2	$ 65.2	$ 81.0	$ 280.0

Revenue by Category
Pump	$ 50.4	$ 53.8	$ 47.6	$ 52.8	$ 204.6
Non-Pump	13.5	14.8	16.9	27.4	72.6
Other	0.7	0.6	0.7	0.8	2.8
Total	$ 64.6	$ 69.2	$ 65.2	$ 81.0	$ 280.0

Revenue by Geography
North America	$ 53.9	$ 58.3	$ 54.4	$ 67.6	$ 234.2
International	10.7	10.9	10.8	13.4	45.8
Total	$ 64.6	$ 69.2	$ 65.2	$ 81.0	$ 280.0

The following table reconciles the specific items excluded from GAAP net income from continuing operations in the calculation of non-GAAP net income from continuing operations and diluted net income per share from continuing operations for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Net Income from Continuing Operations
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended			Twelve Months Ended
Net income reconciliation	January 1, 2011	January 2, 2010		January 1, 2011	January 2, 2010

Net income from continuing operations on a GAAP basis	$ 12,624	$ 8,073		$ 59,005	$ 28,905
Share-based compensation expense:
- Cost of product sales	314	256		1,262	1,045
- Selling, general and administrative	1,990	1,516		8,064	6,670
- Research and development	726	583		3,328	2,574
Amortization of purchased intangibles	2,446	2,394		9,772	9,833
HeartWare transaction costs	-	1		-	12,314
Impact of ASC 470-20	2,053	1,944		8,220	7,603
Unrealized loss on embedded derivative instrument on HeartWare loan	-	5,240		-	-
Income tax effect of non-GAAP income before tax	839	(460)		1,255	(2,274)
Income tax effect of non-GAAP adjustments	(2,892)	(4,097)		(11,108)	(12,869)
Net income from continuing operations on a non-GAAP basis	$ 18,100	$ 15,450		$ 79,798	$ 53,801

	Three Months Ended			Twelve Months Ended
Diluted net income from continuing operations per share reconciliation	January 1, 2011	January 2, 2010		January 1, 2011	January 2, 2010

Diluted net income from continuing operations per share on a GAAP basis	$ 0.21	$ 0.14		$ 0.99	$ 0.50
Share-based compensation expense:
- Cost of product sales	0.01	-		0.02	0.02
- Selling, general and administrative	0.04	0.02		0.14	0.12
- Research and development	0.01	0.01		0.06	0.04
Amortization of purchased intangibles	0.04	0.04		0.17	0.17
HeartWare transaction costs	-	-		-	0.21
Impact of ASC 470-20	0.04	0.03		0.14	0.13
Unrealized loss on embedded derivative instrument on HeartWare loan	-	0.09		-	-
Income tax effect of non-GAAP income before tax	0.01	-		0.02	(0.04)
Income tax effect of non-GAAP adjustments	(0.05)	(0.07)		(0.19)	(0.21)
Convertible debt dilution and two-class method impact	(0.03)	(0.02)	(1)	(0.12)	(0.08)	(1)
Diluted net income from continuing operations per share on a non-GAAP basis	$ 0.28	$ 0.24		$ 1.23	$ 0.86

	Three Months Ended			Twelve Months Ended
	January 1, 2011	January 2, 2010		January 1, 2011	January 2, 2010
Shares used to compute diluted net income from continuing operations per share reconciliation

Shares used in calculation of diluted net income per share --GAAP	59,298	57,750		59,071	57,322
Convertible debt dilution impact (1)	7,171	7,290		7,194	7,290
Weighted average unvested restricted stock awards (2)	268	624		357	705
Shares used in calculation of diluted net income from continuing operations per share -- non-GAAP	66,737	65,664		66,622	65,317

(1) The company's total diluted share count on a non-GAAP basis for the three and twelve months ended January 1, 2011 included approximately 7.2 million shares underlying its convertible notes as they were dilutive for the respective periods. The company's total diluted share count on a non-GAAP basis for the three and twelve months ended January 2, 2010 included approximately 7.3 million shares underlying its convertible notes as they were dilutive for the respective periods.

(2) The company adopted the two-class method in calculating net income per share on a GAAP basis, which excludes the weighted average unvested restricted stock awards outstanding of 267,578 and 624,268 for the three months ended January 1, 2011 and January 2, 2010, respectively, and 356,966 and 704,673 for the twelve months ended January 1, 2011 and January 2, 2010, respectively.

The following table reconciles the specific items excluded from GAAP gross profit and gross margin from continuing operations in the calculation of non-GAAP gross profit and gross margin from continuing operations for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Gross Profit from Continuing Operations
(Unaudited)
(in thousands)

	Three Months Ended				Twelve Months Ended
	January 1, 2011		January 2, 2010		January 1, 2011		January 2, 2010

Gross profit from continuing operations on a GAAP basis	$ 64,669	66.3%	$ 52,475	64.8%	$ 259,264	67.7%	$ 184,413	65.9%
Share-based compensation expense	314		256		1,262		1,045
Gross profit from continuing operations on a non-GAAP basis	$ 64,983	66.6%	$ 52,731	65.1%	$ 260,526	68.0%	$ 185,458	66.2%

The following table reconciles the specific items excluded from GAAP operating expenses from continuing operations in the calculation of non-GAAP operating expenses from continuing operations for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Operating Expenses from Continuing Operations
(Unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Operating expenses from continuing operations on a GAAP basis	$ 42,354	$ 32,885	$ 157,825	$ 134,656
Share-based compensation expense:
- Selling, general and administrative	(1,990)	(1,516)	(8,064)	(6,670)
- Research and development	(726)	(583)	(3,328)	(2,574)
Amortization of purchased intangibles	(2,446)	(2,394)	(9,772)	(9,833)
HeartWare transaction costs	-	(1)	-	(12,314)
Operating expenses from continuing operations on a non-GAAP basis	$ 37,192	$ 28,391	$ 136,661	$ 103,265

The following table reconciles the specific items excluded from GAAP other income and expense from continuing operations in the calculation of non-GAAP other income and expense from continuing operations for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Other Income and Expense from Continuing Operations
(Unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Other income (expense) from continuing operations on a GAAP basis	$ (1,816)	$ (7,298)	$ (8,892)	$ (7,161)
Impact of ASC 470-20	2,053	1,944	8,220	7,603
Unrealized loss on embedded derivative instrument on HeartWare loan	-	5,240	-	-
Other income (expense) from continuing operations on a non-GAAP basis	$ 237	$ (114)	$ (672)	$ 442

The following table reconciles the GAAP tax expense adjusted for the tax effect of the adjustments from GAAP net income from continuing operations to non-GAAP net income from continuing operations:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Tax Expense from Continuing Operations
(Unaudited)
(in thousands)

	Three Months Ended				Twelve Months Ended
	January 1, 2011		January 2, 2010		January 1, 2011		January 2, 2010

Tax expense from continuing operations on a GAAP basis	$ (7,875)	38.4%	$ (4,219)	34.3%	$ (33,542)	36.2%	$ (13,691)	32.1%
Share-based compensation expense and other	(1,328)		(1,347)		(5,342)		(3,892)
Amortization of purchased intangibles	(978)		(958)		(3,909)		(3,934)
HeartWare transaction costs	-		-		-		(4,926)
Impact of adoption of ASC 470-20	(821)		(806)		(3,288)		(3,041)
Unrealized loss on embedded derivative instrument on HeartWare loan	-		(2,096)		-		-
Excess compensation limitations	1,074		649		2,684		649
Tax expense from continuing operations on a non-GAAP basis	$ (9,928)	35.4%	$ (8,777)	36.2%	$ (43,397)	35.2%	$ (28,835)	34.9%

The following table reconciles the guidance on a GAAP and non-GAAP basis from continuing operations for the periods shown below:

THORATEC CORPORATION
Reconciliation of GAAP to Non-GAAP Forward-Looking Guidance
(Unaudited)
(in thousands, except for per share data)

Gross margin	For the Fiscal Year Ended 2011
	From	To

Gross margin on a GAAP basis	67.50%	67.50%
Share-based compensation expense	0.50%	0.50%
Gross margin on a non-GAAP basis	68.00%	68.00%

Operating expenses growth	For the Fiscal Year Ended 2011
	From	To

Increase in operating expense on a GAAP basis	11.00%	12.00%
Share-based compensation expense	-1.00%	-2.00%
Increase in operating expense on a non-GAAP basis	10.00%	10.00%

Net income per diluted share reconciliation	For the Fiscal Year Ended 2011
	From	To

Net income per diluted share on a GAAP basis	$ 1.02	$ 1.12
Share-based compensation expense	0.19	0.19
Amortization of purchased intangibles	0.09	0.09
Impact of adoption of ASC 470-20	0.03	0.03
Income tax effect of non-GAAP income before tax	0.02	0.02
Net income per diluted share on a non-GAAP basis	$ 1.35	$ 1.45

Shares used in calculation of net income per diluted share --GAAP and non-GAAP	63,000	63,000

Thoratec is a world leader in therapies to address advanced-stage heart failure. The company’s products include the HeartMate LVAS and Thoratec® VAD (Ventricular Assist Device) with more than 15,000 devices implanted in patients suffering from heart failure. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web site at http://www.thoratec.com.

Thoratec, the Thoratec logo, HeartMate and HeartMate II are registered trademarks of Thoratec Corporation and IVAD is a trademark of Thoratec Corporation.  CentriMag is a registered trademark of Levitronix LLC.

CONTACT:  Taylor Harris, Senior Director, Investor Relations & Business Development of Thoratec Corporation, +1-925-738-0047; or Neal Rosen of Ruder-Finn, +1-415-692-3058, for Thoratec Corporation